Number

Shares

MUSTANG RESOURCES INC.

INCORPORATED UNDER THE LAWS OF THE STATE OF NEVADA

COMMON VOTING STOCK

COMMON VOTING STOCK
FULLY PAID AND NON-ASSESSABLE

PAR VALUE $0.001

THIS CERTIFIES THAT

IS THE REGISTERED HOLDER OF

SHARES OF THE COMMON STOCK OF MUSTANG RESOURCES INC., a Nevada Corporation. transferable only on the books of the Corporation by the holder hereof in person or by Attorney upon surrender of the Certificate properly endorsed. Witness the facsimile Seal of the Corporation and the facsimile Signatures of its duly authorized officers.

Issue Date:

Mustang Resources Inc.

Terry G. Cook
President

Corporate Seal
NEVADA

Terry G. Cook
Secretary